Exhibit 99.1

Kiniksa Pharmaceuticals Announces Development Indication for Abiprubart

– Abiprubart Phase 2b trial in Sjogren’s Disease planned to initiate in 2H 2024 –

– Abiprubart Phase 2 Cohort 4 rheumatoid arthritis data further validate biological activity –

– Abiprubart development in Sjogren’s Disease fully funded through Phase 3 –

– Company expects to remain cash flow positive on an annual basis within current operating plan –

HAMILTON, BERMUDA – April 2, 2024 – Kiniksa Pharmaceuticals, Ltd. (Nasdaq: KNSA) (Kiniksa), a commercial-stage biopharmaceutical company with a pipeline of immune-modulating assets designed to target a spectrum of cardiovascular and autoimmune diseases, today announced plans to initiate a Phase 2b trial with abiprubart in Sjogren’s Disease. Additionally, the company announced data from Cohort 4 of the Phase 2 clinical trial of abiprubart in rheumatoid arthritis. Abiprubart is an investigational humanized anti-CD40 monoclonal antibody designed to inhibit CD40-CD154 (CD40 ligand) interaction.

“We believe abiprubart has the potential to provide meaningful benefit to patients suffering from Sjogren’s Disease, a debilitating disorder with no current FDA-approved therapies. Based on the clear biological activity demonstrated by abiprubart, potential for convenient subcutaneous administration, and external proof-of-concept of inhibition of the CD40-CD154 interaction, we plan to initiate a Phase 2b trial of abiprubart in Sjogren’s Disease in the second half of 2024,” said Sanj K. Patel, Chairman and Chief Executive Officer of Kiniksa. “Supported by our robust ARCALYST revenue growth and current cash position, we continue to execute a strategic and disciplined capital allocation approach in areas we believe provide the best opportunity to drive long-term value. Based on our current operating plan, which includes advancement of abiprubart through Phase 3 development in Sjogren’s Disease, we expect to remain cash flow positive on an annual basis.”

Phase 2b Clinical Trial of Abiprubart in Sjogren’s Disease

Kiniksa is planning to initiate a randomized, double-blind, placebo-controlled Phase 2b trial designed to evaluate the treatment response of chronic subcutaneous (SC) administration of abiprubart in patients with Sjogren’s Disease.

The placebo-controlled portion of the trial will randomize approximately 201 patients in a 1:1:1 ratio to receive abiprubart 400 mg SC biweekly, 400 mg SC monthly, or placebo over a period of 24 weeks. The primary endpoint will be change from baseline in EULAR Sjogren’s Syndrome Disease Activity Index (ESSDAI) versus placebo at Week 24. Subsequently, patients will enter a long-term extension in which all patients will receive active treatment for an additional 24 weeks. The trial is expected to initiate in the second half of 2024.

Abiprubart Phase 2 Rheumatoid Arthritis Data

The Phase 2 rheumatoid arthritis trial uses a randomized, double-blind, placebo-controlled design to evaluate pharmacokinetics (PK), safety, and efficacy of chronic SC administration of abiprubart and to provide optionality to evaluate abiprubart across a range of autoimmune diseases. The trial enrolled patients with active rheumatoid arthritis who had an inadequate response or were intolerant to a Janus kinase inhibitor (JAKi) or at least one biologic disease-modifying anti-rheumatic drug (bDMARD).

Following previously reported topline data, Kiniksa today announced final data from the first three cohorts of the clinical trial:

•	In Cohorts 1 and 2, multiple doses of abiprubart were well-tolerated and enabled the proof-of-concept portion of the study.

•	In the Cohort 3 abiprubart 5 mg/kg SC weekly dose group (n=27), the Least Squares (LS) mean change [95% confidence interval (CI)] from baseline in Disease Activity Score of 28 Joints Using C-reactive Protein (DAS28-CRP) at Week 12 was -2.17 [-2.60, -1.74] points, compared to -1.61 [-2.04, -1.17] points in placebo recipients (n=26), (LS Mean Difference = -0.57, p=0.0470).

•	In the Cohort 3 abiprubart 5 mg/kg SC biweekly dose group (n=25), the LS mean change [95% CI] from baseline in DAS28-CRP at Week 12 was -1.96 [-2.40, -1.52] points, compared to -1.61 [-2.04, -1.17] points in placebo recipients (n=26), (LS Mean Difference = -0.36, p=0.2124).

•	There was a statistically significant reduction of over 40% in Rheumatoid Factor, a clinical marker of disease activity and an autoantibody pharmacodynamic marker of CD40 target engagement, in both Cohort 3 abiprubart dose groups (p<0.0001).

•	Abiprubart was well-tolerated, with no dose-related adverse experiences observed.

Today, Kiniksa announced topline data from the fourth cohort of the clinical trial:

•	In the Cohort 4 abiprubart 400 mg SC monthly dose group (n=31), the LS mean change [95% CI] from baseline in DAS28-CRP at Week 12 was -1.87 [-2.54, -1.21] points, compared to -1.30 [-1.98, -0.62] points in placebo recipients (n=20), (LS Mean Difference = -0.58, p=0.109).

•	There was a statistically significant reduction of approximately 40% in Rheumatoid Factor in the abiprubart group (p=0.0003).

•	As in the first three cohorts, abiprubart was well-tolerated, and no dose-related adverse experiences were observed.

Additionally, Kiniksa today announced a post-hoc analysis of data pooled from the Cohort 3 and Cohort 4 abiprubart and placebo groups:

•	In the pooled abiprubart group (n=83), the LS mean change [95% CI] from baseline in DAS28-CRP at Week 12 was -2.04 [-2.34, -1.74] points, compared to -1.52 [-1.88, -1.16] points in placebo recipients (n=46), (LS Mean Difference = -0.52, nominal p=0.010).

“These Phase 2 data demonstrate that abiprubart is a potentially efficacious and well-tolerated therapeutic approach for multiple autoimmune diseases, including Sjogren’s Disease,” said John F. Paolini, MD, PhD, Chief Medical Officer of Kiniksa. “The comparable magnitude of reduction in Rheumatoid Factor observed across weekly, biweekly, and monthly dosing and supportive post-hoc analysis of pooled efficacy data reinforce our confidence that abiprubart is highly active. We look forward to initiating the Phase 2b trial in Sjogren’s Disease in the second half of this year.”

Financial Guidance

Kiniksa expects to remain cash flow positive on an annual basis within its current operating plan, which includes advancement of abiprubart through Phase 3 development in Sjogren’s Disease.

About Kiniksa

Kiniksa is a commercial-stage biopharmaceutical company focused on discovering, acquiring, developing, and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need. Kiniksa’s immune-modulating assets, ARCALYST, abiprubart, and mavrilimumab, are based on strong biologic rationale or validated mechanisms, target a spectrum of underserved cardiovascular and autoimmune conditions, and offer the potential for differentiation. For more information, please visit www.kiniksa.com.

About Abiprubart

Abiprubart is an investigational humanized monoclonal antibody that binds to CD40 and is designed to inhibit the CD40-CD154 (CD40 ligand) interaction, a key T-cell co-stimulatory signal critical for B-cell maturation and immunoglobulin class switching and Type 1 immune responses. Kiniksa believes disrupting the CD40-CD154 co-stimulatory interaction is an attractive approach to addressing multiple autoimmune disease pathologies.

About the Phase 2 Clinical Trial of Abiprubart in Rheumatoid Arthritis

The ongoing Phase 2 rheumatoid arthritis trial uses a randomized, double-blind, placebo-controlled design to evaluate PK, safety, and efficacy of chronic SC administration of abiprubart and to provide optionality to evaluate abiprubart across a range of autoimmune diseases. This trial enrolled patients with active rheumatoid arthritis who had an inadequate response or were intolerant to a JAKi or at least one bDMARD.

The multiple ascending-dose PK lead-in portion randomized 8 patients each in a 3:1 ratio to receive abiprubart 2 mg/kg or placebo (Cohort 1) or 5 mg/kg or placebo (Cohort 2), administered subcutaneously biweekly over a period of 12 weeks. The primary objective of this part of the trial was to evaluate PK, safety, and tolerability over 12 weeks. The secondary efficacy endpoint was change from baseline in DAS28-CRP versus placebo.

The first part of the proof-of-concept portion of the trial (Cohort 3) randomized 78 patients in a 1:1:1 ratio to receive abiprubart 5 mg/kg SC weekly, abiprubart 5 mg/kg SC biweekly, or placebo over a period of 12 weeks. The final part of the proof-of-concept portion of the trial (Cohort 4) randomized 51 patients in a 3:2 ratio to receive a fixed 600 mg loading dose on Day 1 followed by 400 mg SC every four weeks or placebo over a period of 12 weeks. The primary efficacy endpoint of the proof-of-concept portion of the trial was change from baseline in DAS28-CRP versus placebo.

Forward-Looking Statements

This press release contains forward-looking statements. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, statements regarding: our plan to initiate a Phase 2b clinical trial of abiprubart in Sjogren’s Disease in the second half of 2024; our expectation that abiprubart development in Sjogren’s Disease will remain fully funded through Phase 3 development; our expectation to advance abiprubart through Phase 3 development in Sjogren’s Disease; our expectation to remain cash flow positive on an annual basis within our current operating plan; our expectation that our capital allocation will provide the best opportunity to drive long-term value; our expectations around the possibility of achieving meaningful effect and differentiation via subcutaneous administration with abiprubart; future clinical trial design, including the design of our planned Phase 2b trial of abiprubart in Sjogren’s Disease; our beliefs about the mechanisms of our product candidates and potential impact of their approach, including that using abiprubart to disrupt the CD40-CD154 co-stimulatory interaction is an attractive approach to address multiple autoimmune disease pathologies; and our belief that all of our product candidates offer the potential for differentiation.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including without limitation, the following: delays or difficulty in enrollment of patients in, and activation or continuation of sites for, our clinical trials; delays or difficulty in completing our clinical trials as originally designed; potential for changes between final data and any preliminary, interim, top-line or other data from clinical trials; our inability to replicate results from our earlier clinical trials or studies; impact of additional data from us or other companies, including the potential for our data to produce negative, inconclusive or commercially uncompetitive results; potential undesirable side effects caused by our products and product candidates; our inability to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities; potential for applicable regulatory authorities to not accept our filings, delay or deny approval of any of our product candidates or require additional data or trials to support approval; our reliance on third parties as the sole source of supply of the drug substance and drug product used in our product candidates; raw material, important ancillary product and drug substance and/or drug product shortages; our reliance on third parties to conduct research, clinical trials, and/or certain regulatory activities for our product candidates; complications in coordinating requirements, regulations and guidelines of regulatory authorities across jurisdictions for our clinical trials; changes in our operating plan, business development strategy or funding requirements; and existing or new competition.

These and other important factors discussed in our filings with the U.S. Securities and Exchange Commission, including under the caption “Risk Factors” contained therein, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

ARCALYST is a registered trademark of Regeneron. All other trademarks are the property of their respective owners.

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Kiniksa Investor and Media Contact

Rachel Frank

(339) 970-9437

rfrank@kiniksa.com